SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 13, 2009

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2009, Winthrop Realty Trust (the “Trust”) entered into an agreement to restructure its existing investment with respect to 15 of its properties in its Marc Realty venture portfolio.  The primary impact of the restructuring was to extract the Trust from certain properties which were underperforming in light of the current economic climate and which have significant capital needs, eliminate the deferred return payable to Marc Realty and provide that future payments from cash flow and capital proceeds will be allocated among the Trust, on the one hand, and Marc Realty, on the other hand, pro rata.  In general, the restructuring provides for:

1.	the waiver and discharge by the Marc Realty principals of approximately $12.5 million of deferred interest due to them with respect to the return due on their equity investment in the properties;

2.
the transfer by the Trust to Marc Realty its entire interest in the properties located at 1803-1995 Hicks Road, Rolling Meadows, Illinois, 180 North Wacker, Chicago, Illinois, 2860 River Road, Des Plaines, Illinois and 8750 Stoney Island, Des Plaines, Illinois, which had a carrying value at March 31, 2009 of $3,844,000;

3.
with respect to the remaining twelve Marc Realty portfolio properties in which the Trust holds a mezzanine loan, the Trust made an additional aggregate advance of $684,000 resulting in the equalization of interests in all but one property in (x) the Trust’s mezzanine loan balances and the Marc Realty principals deemed equity and (y) the tenant improvement and capital expenditure loans made by the Trust and the Marc Realty principals;

4.
each of the Trust and the Marc Realty principals agreed to provide up to $8,000,000 each for tenant improvements and capital expenditures at the remaining properties, $613,000 of which are to be advanced by July 31, 2009, which advances have a priority return at a rate of 10% per annum;

5.	the increase on the priority return on existing advances for tenant improvements and capital expenditures from 8.5% to 10% per annum;

6.
the maturity date of the Trust’s mezzanine loans were extended to April 2016 and the interest rate on the Trust’s mezzanine loans and the return on the Marc principals deemed equity was increased from 7.65% to 9%;

7.
all cash payments on the Trust’s mezzanine loans, the tenant improvement advances and the Marc Realty principal’s equity will be paid solely to the extent of available cash flow and capital proceeds and will be allocated pro rata among the parties;

8.
after each of the Trust and the Marc Realty principals receive a return of their tenant improvement and capital expenditure advances plus interest thereon and their entire investment plus 9% thereon, the Marc Realty principals will be entitled to receive an additional 5% of any excess amounts.

It is estimated that the Trust may realize as a result of this transaction a non-cash impairment charge for financial statement purposes of up to $5,800,000 before taking into consideration the benefit, if any, of the elimination of the $12,500,000 deferred return due to Marc Realty.

Item 8.01	Other Events

On July 14, 2009, the Trust announced that it had sold to an unaffiliated third party a $35,000,000 9.75% A Note for par with respect to the recently acquired $73,795,919 first mortgage loan, which has a $50,000,000 discounted payoff option, secured by a 19 story, 289,000 square foot office building located at 160 Spear Street, San Francisco, California.  As a result of the sale of the A Note, the Trust’s total current remaining investment in this loan has been reduced to $3,500,000.  The Company retains its obligation to fund a separate $4,800,000 15% mezzanine loan ($600,000 per quarter for the next 8 quarters).  Including the $4,800,000 future funding mezzanine loan, the effective annual current yield to the Trust is 35% and the yield to maturity is 56%, assuming the loan is paid at its extended maturity at the discounted payoff amount.

The Trust also announced that it has acquired 100,000 of its Series B-1 Cumulative Convertible Redeemable Preferred Shares with a liquidation value of $2,500,000 for $2,000,000 which represents a 20% discount to its liquidation value leaving 1,396,000 of the Trust’s Series B-1 Shares currently outstanding.

A copy of the release announcing the transactions described in this Item 8.01 as well as the transaction described in Item 1.01 above is furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by this reference.

Item 9.01	Other Events

(c)	Exhibits

99.1	Press Release dated July 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of July, 2009.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer